Exhibit 23.1

Consent of Marcum LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Myomo, Inc. on Form S-3 [File No. 333-256159], Form S-3 [File No. 333-226045], Form S-8 [File No. 333-225952], Form S-8 [File No. 333-222263], Form S-8 [File No. 333-239133], Form S-8 [File No. 333-237288], and Form S-8 [File No. 333-230272] of our report dated March 11, 2022, with respect to our audits of the consolidated financial statements of Myomo, Inc. as of December 31, 2021 and 2020 and for the two years ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 11, 2022